EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-74704, 333-84548 and 333-82350 and Form S-8 Nos. 333-69318, 333-71504, 333-76042 and 333-82348) of Regent Communications, Inc. of our report dated June 19, 2002 (except for Notes 1 and 3, as to which the date is October 15, 2002, Note 11, as to which the date is February 13, 2003 and Note 12, as to which the date is April 15, 2003), with respect to the combined financial statements of The Radio Businesses of Brill Media Company, LLC for the years ended February 28, 2002 and 2001 included in this Current Report on Form 8-K/A of Regent Communications, Inc. dated February 25, 2003.

Chicago, Illinois	/s/ Ernst & Young LLP
May 9, 2003